Exhibit 10.1

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment No. 1 to Employment Agreement dated February 9, 2022 (this “Amendment”) is entered into between Chembio Diagnostics, Inc., a Nevada corporation (the “Company”), and Richard L. Eberly (the “Executive”) with respect to the Employment Agreement dated as of March 4, 2020 and effective as of March 16, 2020 (the “Existing Agreement”) between the Company and the Executive.

The Company and the Executive wish to amend the provisions of the Existing Agreement as set forth below. In consideration of the mutual covenants, promises and agreements herein contained, the Company and the Executive hereby covenant, promise and agree to and with each other as follows:

1.          Severance Payment Amount. Section 6.3.1.1 of the Existing Agreement is amended and restated in its entirety as follows:

“6.3.1.1
Amount. The Company shall pay the Executive an amount (the “Severance Payment”) equal to the sum of (a) 1.0 times (or, if such termination or expiration occurs within twelve months of a Change in Control, 2.0 times) the Base Salary with respect to the calendar year in which the Termination Date occurs and (b) any pro rata Target Bonus with respect to the calendar year in which the Termination Date occurs, determined by multiplying the Target Bonus for such calendar year by a fraction, the numerator of which is the number of days in the calendar year in which the Termination Date occurs through the Termination Date and the denominator of which is three hundred sixty-five. The pro-rata Target Bonus shall be paid only in the event the performance goals established under the Bonus Program for that calendar year with respect to such Target Bonus have been satisfied. Payment of the pro-rata Target Bonus shall be delayed until following the date the Compensation Committee determines that such performance goals have been satisfied, in accordance with the rules under the Bonus Program (the “Determination Date”).

2.          Equity Award Acceleration. The following shall be inserted immediately following Section 6.7 of the Existing Agreement:

“6.8
Termination Related to Change in Control. In the event of the termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason or of the expiration of the Term upon notice of nonrenewal delivered by the Company in accordance with Section 1, then, in each of the foregoing cases within twelve months following a Change in Control, the Executive shall, subject to Section 6.7, be entitled to receive, in addition to the Base Obligations and the Severance Benefits, the accelerated vesting in full of each and every outstanding equity award agreement executed by the Executive and the Company, to the extent such vesting is based solely upon the Executive’s continued service over a period of time (rather than upon any Company, Executive or other performance-related metric).”

4.          Miscellaneous. Except as set forth herein, the terms of the Existing Agreement are unchanged and shall remain in full force and effect. This Amendment, and its validity, interpretation and enforcement, shall be governed by the laws of the State of New York, excluding conflict of laws principles. The headings in this Amendment are for convenience only, form no part of this Amendment and shall not affect the interpretation of this Amendment. This Amendment shall not be construed against either of the parties.

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In Witness Whereof, each of the parties has executed, or caused to be executed, this Amendment as of the date first written above.

Richard L. Eberly	Chembio Diagnostics, Inc.

/s/ Richard L. Eberly	By:	/s/ Lawrence J. Steenvoorden
Lawrence J. Steenvoorden
Chief Financial Officer and
Executive Vice President